UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Universal Insurance Holdings, Inc.

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April 15, 2015

Dear Shareholder:

On behalf of the Board of Directors, I invite you to attend the 2015 Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Daylight Time, on Thursday, June 4, 2015, at the Hotel Monaco, 620 William Penn Place, Pittsburgh, Pennsylvania 15219.

Our shareholders will be asked to elect nine (9) directors, each to hold office until the 2016 annual meeting or until his successor has been elected and qualified, and to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board of Directors has unanimously approved these proposals, and we urge you to vote in favor of these proposals and in accordance with the Board of Directors’ recommendation on such other matters as may be submitted to you for a vote at the meeting.

We encourage you to vote, regardless of the number of shares you own. Please vote your shares via the Internet, by telephone or by signing, dating and returning your proxy card in the enclosed postage-paid envelope. Each method of voting is further described in the proxy statement and on your proxy card. Submitting your proxy now will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend the meeting. We look forward to seeing you on June 4, 2015.

In addition to the proxy materials, enclosed is our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission.

Sincerely,

Sean P. Downes
Chairman, President and Chief Executive Officer

1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

UNIVERSAL INSURANCE HOLDINGS, INC.

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Thursday, June 4, 2015, at 9:00 a.m. Eastern Daylight Time

Place	Hotel Monaco 620 William Penn Place Pittsburgh, Pennsylvania 15219

Items of Business

•      To elect nine (9) directors, each to hold office until the 2016 annual meeting or until his successor has been elected and qualified

•      To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year 2015

•      To transact any other business as may properly come before the meeting or any adjournment thereof

Record Date	April 6, 2015. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the meeting.

Proxy Voting	Please vote promptly. Voting your shares via the Internet, by telephone or by signing, dating and returning the enclosed proxy card will save the expense and extra work of additional solicitation and help ensure the presence of a quorum at the meeting. If you wish to vote by mail, we have enclosed a postage-paid envelope. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option.

In the event that there are not sufficient votes to approve any one of the foregoing proposals at the time of the meeting, the meeting may be adjourned to permit further solicitation of proxies.

Your proxy is being solicited by the Board of Directors. The Board of Directors recommends that you vote in favor of the proposed items.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy, Secretary

Fort Lauderdale, Florida

April 15, 2015

(continued)

ii

UNIVERSAL INSURANCE HOLDINGS, INC.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company”), of proxies to be voted at the 2015 Annual Meeting of Shareholders, to be held at the Hotel Monaco, 620 William Penn Place, Pittsburgh, Pennsylvania 15219, on Thursday, June 4, 2015, at 9:00 a.m., Eastern Daylight Time, and at any and all postponements or adjournments thereof, for the items of business set forth in the accompanying Notice of 2015 Annual Meeting of Shareholders.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including financial statements audited by Plante & Moran, PLLC, is included. This Proxy Statement, Notice of 2015 Annual Meeting of Shareholders, accompanying proxy card and Annual Report are first expected to be posted together to http://www.cstproxy.com/universalinsuranceholdings/2015 on or about April 17, 2015.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Frank C. Wilcox as proxy for the meeting.

2.	What is a proxy statement?

A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating Frank C. Wilcox as proxy to vote on your behalf.

3.	What is the difference between holding shares as a shareholder and as a beneficial shareholder?

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder of record with respect to those shares.

If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

4.	How do I attend the meeting? What do I need to bring?

You need to bring a photo ID to gain admission.

If you are a beneficial owner, bring your most recent brokerage statement with you to the meeting. We can use the brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described in response to question 5.

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

5.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

If you do not receive the legal proxy in time, you can follow the procedures described in the response to question 4 to gain admission to the meeting; however, you will not be able to vote your shares at the meeting.

6.	What different methods can I use to vote?

By Written Proxy, Internet or Telephonic Voting: All shareholders can vote by written proxy card. If you are a beneficial owner, you will receive a written proxy card or a voting instruction form from your broker, bank or other intermediary. If you are a record holder, you will receive a written proxy card or voting instruction form from the Company. Such proxy card or voting instruction form also provides instructions for voting by Internet or telephonic means.

In Person: All shareholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in response to question 5.

7.	What is the record date and what does it mean?

The record date for the meeting is April 6, 2015. The record date is established by the Board as required by the Delaware General Corporation Law and our bylaws. Owners of record at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments of the meeting.

8.	What securities will be voted at the meeting?

The securities to be voted at the meeting consist of (i) shares of common stock of the Company, $0.01 par value per share (“Common Stock”), with each share entitling its record owner to one (1) vote; (ii) shares of Series M Preferred Stock of the Company, $0.01 par value per share (“Series M Preferred Stock”), with each share entitling its record owner to one (1) vote; and (iii) shares of Series A Preferred Stock of the Company, $0.01 par value per share (“Series A Preferred Stock”), with each share entitling its record owner to one (1) vote. The holders of Series M Preferred Stock, voting separately as a series, are entitled to elect two (2) directors at the meeting. The holder of all of the outstanding shares of Series M Preferred Stock has advised us that he currently does not intend to exercise his right to elect two (2) directors at the meeting. While the holder of the Series M Preferred Stock has not submitted any director nominees for inclusion in this Proxy Statement, such holder retains the right to elect two (2) directors at the meeting. The holders of Common Stock, Series M Preferred Stock and Series A Preferred Stock, voting together as one class, are entitled to elect the remaining directors.

9.	What shares are included on the proxy card?

Each shareholder holding shares of Common Stock, Series A Preferred Stock and Series M Preferred Stock will receive one proxy card for all of the shares of Common Stock, Series A Preferred Stock and Series M Preferred Stock held by such shareholder in certificate or book-entry form.

10.	What constitutes a quorum at the meeting?

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Series M Preferred Stock entitled to vote at the meeting for those matters where a separate vote of the Series M Preferred Stock is required, and of at least a majority of the total number of outstanding shares of the Common Stock, Series M Preferred Stock and Series A Preferred Stock entitled to vote at the meeting for those matters where the Common Stock, Series M Preferred Stock and Series A Preferred Stock, voting together as a class, is required, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting from time to time without further notice.

11.	What can I do if I change my mind after I vote my shares?

Shareholders can revoke a proxy prior to the completion of voting at the meeting by:

•	sending written notice to Stephen J. Donaghy, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•	appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described in the response to question 5).

12.	Are votes confidential? Who counts the votes?

We will continue our practice of holding the votes of all shareholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of the election to certify the results of the vote.

13.	What votes may I cast for the proposals?

With respect to Proposal 1, you may either (i) vote in favor of all nominees; (ii) vote in favor of specific nominees; (iii) withhold your vote with respect to all nominees; or (iv) withhold your vote with respect to specific nominees.

With respect to Proposal 2, you may vote “For” or “Against,” or “Abstain” from voting.

14.	How many votes are needed for each proposal and how are the votes counted?

If a quorum is present at the meeting, the nine (9) nominees for election as directors who receive the greatest number of affirmative “For” votes at the meeting will be elected as directors (Item 1 on the proxy card).

The favorable vote of a majority of the votes cast on the proposal will be required:

•	FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the fiscal year 2015 (Item 2 on the proxy card); and

•	FOR any other proposal that may properly come before the meeting.

15.	What if I return my proxy without specifying a choice for a given matter?

Shareholders should specify their choice for each matter when using the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of all director nominees as set forth in this Proxy Statement; and

•	FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the fiscal year 2015.

16.	What are abstentions and broker non-votes and how are they counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Abstentions and broker non-votes are not considered “votes cast” and, thus, do not have an effect on the outcome of the vote as to any of the items presented in this Proxy Statement. Under the rules of the New York Stock Exchange (“NYSE”), on which shares of our Common Stock are traded, Item 2 is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. However, Item 1 is not considered a routine matter under NYSE rules, and brokers will not be permitted to vote on Item 1 if the beneficial owners fail to provide voting instructions.

17.	Who pays the cost in connection with the solicitation of proxies?

We will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile, provided that they do not receive compensation for doing so. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Important notice regarding the availability of proxy materials for the shareholder meeting of Universal Insurance Holdings, Inc. to be held on June 4, 2015:

The Notice of 2015 Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are first expected to be posted together to http://www.cstproxy.com/universalinsuranceholdings/2015 on or about April 17, 2015.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Board is responsible for overseeing management and providing sound governance on behalf of our shareholders. The Board selects our executive officers, delegates responsibilities for the conduct of day-to-day operations to such officers and monitors the performance of our officers.

Board Membership Criteria and Nominations

In selecting candidates for director, the Board looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards and integrity in their personal and professional dealings;

•	Accountability: Directors should be willing to be accountable for their decisions as directors;

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues;

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion;

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others;

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board; and

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

The Board maintains no formal policy regarding Board membership diversity but views it expansively and considers, among other things, functional areas of experience, educational background, employment experience and leadership performance, as well as more intangible factors that may be deemed appropriate to develop a heterogeneous and cohesive Board.

The Board has not adopted a formal policy with regard to the consideration of any director nominees recommended by shareholders. The Board and Nominating and Governance Committee believe it is appropriate for the Company not to have such a policy because, historically, no shareholder nominations of outside directors have been proffered. The Board and Nominating and Governance Committee will continue to monitor whether it is appropriate to implement a process for the consideration of director nominees recommended by shareholders.

Election of Director Nominees

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated incumbent directors Scott P. Callahan, Sean P. Downes, Darryl L. Lewis, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D., for election to the Board to serve as directors until the 2016 annual meeting or until each nominee’s successor is duly elected and qualified.

The nominees have consented to be named and have indicated their intent to serve if elected. The Board has no reason to believe that the nominees will be unavailable. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

Acting pursuant to our bylaws, the Board has fixed the number of director seats on the Board at 11. The Board has nominated nine (9) director nominees for election at the meeting and, pursuant to our certificate of incorporation, two (2) Board seats will remain vacant unless the holder of the outstanding shares of Series M Preferred Stock determines to elect two (2) director nominees to fill such seats (as described below). We are soliciting proxies only for the nine (9) director nominees identified above.

The holder of Series M Preferred Stock, voting separately as a series, is entitled to elect directors to fill two (2) director seats. The holder of all outstanding shares of Series M Preferred Stock has advised us that he currently does not intend to exercise his right to elect two (2) directors at the meeting. While the holder of Series M Preferred Stock has not submitted any director nominees for inclusion in this Proxy Statement, he retains the right to elect two (2) directors at the meeting.

The holders of Common Stock, Series M Preferred Stock and Series A Preferred Stock, voting together as one (1) class, are entitled to elect directors to fill the seats currently held by Scott P. Callahan, Sean P. Downes, Darryl L. Lewis, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D., each of whom the Board recommends for reelection.

The nine (9) nominees for election as directors who receive the greatest number of affirmative “For” votes of the shares of Common Stock, Series M Preferred Stock and Series A Preferred Stock, voting together as a class at the meeting, will be elected as directors. If elected, each nominee is expected to serve until the 2016 annual meeting or until his successor is duly elected and qualified.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding as of the Record Date	Number of Votes Entitled to Be Cast as of the Record Date
Common Stock	41	36,057,160	36,057,160
Series M Preferred Stock	1	2,000	2,000
Series A Preferred Stock	1	9,975	9,975

The Board unanimously recommends that the nominees described above be elected as directors to serve until the 2016 annual meeting of shareholders or until each nominee’s successor is duly elected and qualified.

Information Concerning the Board of Directors

The current directors of the Company are as follows:

Name	Age	Position	First Year as Director (Term Expires)	First Year in Current Executive Position (1)
Scott P. Callahan (Director Nominee)	61	Director	2013 (2015)	NA
Sean P. Downes (Director Nominee)	45	Chairman, President and Chief Executive Officer	2005 (2015)	2013
Darryl L. Lewis (Director Nominee)	50	Director	2013 (2015)	NA
Ralph J. Palmieri (Director Nominee)	68	Director	2014 (2015)	NA
Richard D. Peterson (Director Nominee)	47	Director	2014 (2015)	NA
Michael A. Pietrangelo (Director Nominee)	72	Director	2010 (2015)	NA
Ozzie A. Schindler (Director Nominee)	46	Director	2007 (2015)	NA
Jon W. Springer (Director Nominee)	45	Executive Vice President, Chief Operating Officer and Director	2013 (2015)	2013
Joel M. Wilentz, M.D. (Director Nominee)	80	Director	1997 (2015)	NA

(1)	See “Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control” below for information concerning the employment terms for our Named Executive Officers (as defined below).

Biographical information regarding our current directors is as follows:

Scott P. Callahan has been a director of the Company since 2013. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors LLC, a consulting firm specializing in reinsurance matters. Until 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company since 2002. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. Each of these entities is a direct or indirect subsidiary of Everest Re Group, Ltd., a provider of reinsurance coverage in the property and casualty reinsurance industry. Dating back to 1979, Mr. Callahan held various positions with subsidiaries and affiliates of Everest Re Group, Ltd. and its predecessor, Prudential Reinsurance Company. Mr. Callahan’s broad knowledge of the reinsurance industry allows him to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Sean P. Downes has been Chairman, President and Chief Executive Officer of the Company since 2013. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of Universal Property & Casualty Insurance Company (“UPCIC”), a wholly owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Universal Adjusting Corporation, a wholly owned subsidiary of the Company, from July 1999 to July 2003. During that time, Mr. Downes created the Company’s claims operation. Before joining a subsidiary of the Company in July 1999, Mr. Downes was Vice President of Downes and Associates, a multi-line insurance adjustment corporation. Mr. Downes has over 25 years of experience in the insurance industry. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings a broad understanding of the strategic priorities and operational demands facing the Company.

Darryl L. Lewis has been a director of the Company since 2013. Mr. Lewis is an established trial attorney in Florida and throughout the southeast region of the United States. Mr. Lewis has been a shareholder with the law firm of Searcy Denney Scarola Barnhart & Shipley, P.A. since 2003. Mr. Lewis was named in the Best Lawyers in America publication in connection with his litigation practice. Mr. Lewis has been recognized in Florida Trend magazine as one of the “legal elite” and named in the South Florida Legal Guide as one of Florida’s top trial lawyers. Mr. Lewis proudly served in the U.S. Army Reserve as a Judge Advocate General (JAG) attorney. A native Kentuckian, Mr. Lewis earned a Bachelor of Science, summa cum laude, in Political Science from Kentucky State University and his law degree from the University of Kentucky. Mr. Lewis’ extensive knowledge of the Florida legal market makes him a valuable member of the Board.

Ralph J. Palmieri has been a director of the Company since 2014. Mr. Palmieri has more than 40 years of experience in the insurance and reinsurance industries. Mr. Palmieri served in various capacities with The Hartford Insurance Group and its subsidiaries from 1976 until his retirement in 2007, including Senior Vice President, Specialty Lines, for The Hartford and President and Chief Operating Officer of The Hartford’s surplus lines subsidiary, First State Management Group (formerly known as Cameron and Colby Co.), from 1988 to 2007. Mr. Palmieri acted as Executive Vice President for First State Management Group from 1984 to 1988 and Senior Vice President, Property Lines, from 1979 to 1984. Mr. Palmieri served as a director for the National Association of Professional Surplus Lines Offices from 1986 to 1992. Mr. Palmieri completed an executive development program at Duke University, Fuqua School of Business in 1995 and management and executive programs from St. John’s University (College of Insurance) in 1977 and 1980, respectively. Mr. Palmieri also received a certificate of insurance from the University of Rhode Island in 1970. Mr. Palmieri proudly served as a sergeant in the 43rd Military Police Brigade, Rhode Island Army National Guard, from 1965 until 1971, when he was honorably discharged. Mr. Palmieri brings an acute understanding of the insurance and reinsurance industries and executive leadership experience to the Board.

Richard D. Peterson has been a director of the Company since 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Mr. Peterson held senior-level finance positions and most recently served as Executive Vice President, Chief Financial Officer and Treasurer of Medicis Pharmaceutical Corporation from 1995 to 2012. Medicis was a publicly traded company on the NYSE (NYSE: MRX) until it was acquired by Valeant Pharmaceuticals International in 2012. As Chief Financial Officer, Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership. Prior to joining Medicis, Mr. Peterson was a senior financial auditor and consultant with PricewaterhouseCoopers from 1992 to 1995. Mr. Peterson received his Bachelor of Science in Accounting from Arizona State University in 1992. Mr. Peterson’s executive leadership, financial and accounting knowledge and general business acumen make him a valued member to the Board.

Michael A. Pietrangelo has been a director of the Company since 2010. Since 1998, Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Cook, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014, and he currently serves on the board of directors of the American Parkinson Disease Association, a not-for-profit organization focused on serving the Parkinson’s community. Mr. Pietrangelo also serves as the managing partner of The Theraplex Company, LLC, a privately held skin care company. From 1994 until 1998, Mr. Pietrangelo served as President of Johnson Products Company, a subsidiary of IVAX Corporation. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a subsidiary of Gibson Greetings, Inc. and manufacturer of specialized paper products. From 1967 to 1989, he served in a variety of legal and management roles at the Federal Trade Commission, Pfizer, Inc., Schering-Plough Corporation and Western Publishing Group. Mr. Pietrangelo has valuable experience in corporate governance and legal and financial matters as a result of his participation as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations. This experience gives him perspective and knowledge as a member of the Board.

Ozzie A. Schindler has been a director of the Company since 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig LLP since 2005, specializing in international tax planning. He earned an LL.M. in Taxation from New York University School of Law in 1995 and graduated with honors from the University of Florida School of Law in 1993. Mr. Schindler graduated with high honors from the University of Florida Fisher School of Accounting in 1990. He is admitted to both the Florida and New York bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer has been a director of the Company since 2013. Mr. Springer also became the Executive Vice President and Chief Operating Officer of the Company in 2013. Mr. Springer was Executive Vice President of Universal Risk Advisors, Inc., a wholly owned subsidiary of the Company, from 2006 through 2008, and the Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly owned subsidiary of the Company, since 2008. Before joining Universal Risk Advisors, Inc., Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer earned his Bachelors of Arts from Hamline University in 1992 with a double major in economics and business management. Mr. Springer has extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements. As an experienced leader in the industry, Mr. Springer has deep knowledge of the Company’s business and operational needs.

Joel M. Wilentz, M.D. has been a director of the Company since 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. He is a former member of the Board of Directors of the Neurological Injury Compensation Association for the State of Florida. He is a former member of the Board of Directors of the Broward County, Florida Medical Association. He was the former President of the Broward County Dermatological Society. Dr. Wilentz is, at present, a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

Each nominee shall hold office until the next annual meeting of shareholders or the election and qualification of his successor.

Corporate Governance

The Board is responsible for the oversight of management on behalf of our shareholders, and the Board’s leadership structure, described below, is designed to ensure that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders.

Corporate Governance Framework

Our corporate governance framework is designed to reflect our commitment to independence and corporate responsibility and to promote achievement of our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance structure is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), our risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct and the charters of each Board committee are available at www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters and practices to ensure that they are appropriate and reflect desired standards of corporate governance.

Governance Highlights

The following chart highlights our corporate governance practices and principles, each of which is described in more detail below.

Board Independence	• Seven (7) of our nine (9) director nominees are independent. • Our Chief Executive Officer and Chief Operating Officer are the only members of management who serve as directors.

Board Composition

•     The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board, and periodically recommends new directors to add a fresh perspective while maintaining continuity and valuable historic knowledge.

•     We have added six (6) new directors to the Board since 2013.

Lead Independent Director

•     Our non-management directors elected our lead independent director.

•     Our lead independent director chairs regularly-scheduled executive sessions, at which our non-management directors can discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees

•     We have four (4) Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee.

•     Our Compensation Committee, Audit Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.

•     Chairs of the Board committees shape the agenda and information presented to their committees.

•     Committees may conduct their own investigations into issues related to their responsibilities and retain independent legal, accounting or other advisers.

Board Oversight and Risk Management

•     The Board is responsible for ensuring that material risks are identified and managed appropriately, and the Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management.

•     Our Audit Committee oversees the integrity of our financial reporting process and financial statements and related legal and regulatory compliance.

•     Our Compensation Committee considers risk in connection with its design of the compensation program for our executives.

•    Our Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.

•    Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy.

Accountability

•    Our directors are elected annually.

•    All of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2014.

•    Each share of Common Stock is entitled to one (1) vote in the election of directors.

•    The holders of Series M Preferred Stock, voting separately as a series, are entitled to elect directors to fill two (2) director seats, but the holder of our Series M Preferred Stock has indicated that he does not intend to exercise this right at the meeting.

•    We have outreach and engagement with our largest shareholders and our shareholders may anonymously communicate any concerns to our non-management directors.

•    Our shareholders annually ratify the appointment of our independent registered public accounting firm.

Open Communications

•    Our committees report to the Board regularly.

•    The Board promotes open and frank discussions with management.

•    Our directors have free access to members of management and other employees on a confidential basis and are authorized to hire outside consultants or experts at the Company’s expense.

Director Education	• The Board routinely focuses on continuing director education for all directors and orientation for new directors.
Self-Evaluations	• The Board and each committee conducts an annual evaluation of its performance.
Succession Planning	• Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.
Director Stock Ownership	• Within two (2) years of joining the Board, we expect each director to hold shares of Common Stock having a value of at least $25,000.
Clawback Policy; No Hedging

•    We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.

•    Our directors, executive officers and senior accounting and finance personnel may not hedge or short shares of Common Stock, engage in options trading, trade on margin or pledge shares of Common Stock as collateral.

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as required. The Board held four (4) meetings during 2015. We encourage directors to attend the 2015 Annual Meeting of Shareholders and expect that they will attend. All 2014 nominees, except one, were present at the 2014 annual meeting. All of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2014.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company at any particular time. Our bylaws provide that the roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at a given time. The roles of Chairman and Chief Executive Officer of the Company are currently held by the same person, Sean P. Downes. The Board believes that our shareholders are best served at this time by having Mr. Downes fill both positions. Mr. Downes’ tenure and experience with the Company make him most familiar with the business and challenges the Company faces in the current environment. His experience and expertise make him the most appropriate person to set agendas for, and lead discussions of, strategic matters affecting our business at this time. Moreover, this structure enables Mr. Downes to act as a bridge between management and the Board and helps to promote unified leadership and direction. The Board believes this structure, together with a strong lead independent director, currently provides the appropriate leadership of the Company and facilitates effective communications between the Board and management. Our Chairman is appointed annually by all the directors. The Chairman’s responsibilities include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors

SEC and NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of the following current non-management directors is an “independent director,” as such term is defined by SEC and NYSE rules: Scott P. Callahan, Darryl L. Lewis, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler and Joel M. Wilentz, M.D. Mr. Ralph Palmieri’s son, Matthew J. Palmieri, is employed as Senior Vice President of Blue Atlantic, an affiliate of the Company. Matthew Palmieri is not an executive officer of Blue Atlantic or the Company, and he does not perform policy-making functions for Blue Atlantic or the Company. Accordingly, the Board has determined that Mr. Ralph Palmieri is an “independent director” under applicable SEC and NYSE rules. See “Certain Relationships and Related-Party Transactions” in this section of the Proxy Statement for additional details regarding Matthew Palmieri’s employment agreement with Blue Atlantic.

Lead Independent Director; Meetings of Non-Management Directors

In 2014, the Board enhanced its emphasis on independent oversight by establishing the position of lead independent director. Our non-management directors chose Michael A. Pietrangelo as lead independent director. Our non-management directors meet at least quarterly in a separate executive session and met three (3) times in 2014. Our independent directors meet at least annually in a separate executive session and met one (1) time in 2014. Our lead independent director presides over all executive sessions of our non-management and independent directors, facilitates communication between management and our non-management directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our lead independent director and non-management directors by calling 877-778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters pursuant to our Code of Conduct.

Board and Director Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Risk management and key risks identified by management are overseen by the Board and its committees. These include material operational, financial, compensation and compliance risks. Among other considerations, each year the Board reviews our reinsurance program by which we cede insurance risk to reinsurers. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber attacks and protect the Company’s information and that of our customers.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking. The Nominating and Governance Committee assists in managing risk by annually reviewing the composition of the Board and its committees, including with regard to director independence, by assessing the adequacy of our corporate governance policies and procedures and by making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures. The Investment Committee considers risks related to the investment of the Company’s securities portfolio and reviews the performance of the portfolio, compliance with applicable state investment codes and regulations and adherence to the Company’s investment strategy.

Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding at committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

Code of Business Conduct and Ethics

The Board adopted our Code of Conduct and most recently revised it on March 19, 2015. The Code of Conduct is a collection of rules and policy statements that provides guidance and resources intended to assist directors, officers and employees in making decisions about their conduct in relation to the Company’s business. The Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action if allegations are proven true. The Code of Conduct is publicly available at our headquarters in Fort Lauderdale, Florida, and also on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate.

Governance Guidelines

The Board adopted our Governance Guidelines and most recently revised them on February 2, 2015. Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available at our headquarters in Fort Lauderdale, Florida, and also on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have an established process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our non-management directors by calling 877-778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters pursuant to the Code of Conduct. Upon receipt of shareholder information, the non-management directors have discretion whether to convey any such information to our full Board.

We have outreach and engagement with our largest shareholders. Recently, we have reached out to our institutional shareholders, representing in the aggregate approximately 60% of our institutional ownership at April 6, 2015, for input on governance and executive compensation matters. We are thoughtfully considering matters raised through this outreach, including the appropriate percentage of shares necessary to call a special meeting of shareholders and input regarding our executive compensation program. See “Advisory Votes on Compensation” in the Executive Compensation section of this Proxy Statement for additional details regarding our response to shareholder feedback on our executive compensation program.

Compensation Clawback Policy

Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our 2009 Omnibus Incentive Plan, as amended from time to time (“Omnibus Plan”). Specifically, the clawback policy provides that if the Board determines that:

•	we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, the employee must reimburse the Company for any amounts earned or payable with respect to an Omnibus Plan award to the extent required by and otherwise in accordance with applicable law and our polices as may be adopted from time to time; or

•	the prior determination of the level of achievement of any performance goal used under the Omnibus Plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, the employee must return to the Company the amount of the overpayment.

Stock Ownership; No Hedging or Pledging Shares

It is expected that, within two (2) years of joining the Board, our directors will own shares of Common Stock having a value of at least $25,000. We believe that our directors should be personally invested in the Company alongside our shareholders. Currently and historically, our executive officers hold and have held significant positions in our Common Stock, and the Board has determined that a stock ownership requirement for executive officers is not necessary at this time. Additionally, our directors, executive officers and senior accounting and finance personnel may not hedge or short shares of Common Stock, engage in options trading, trade on margin or pledge shares of Common Stock as collateral.

Audit Committee

The Board has a separately designated Audit Committee, whose members are Darryl L. Lewis, Richard D. Peterson and Ozzie A. Schindler, each of whom was determined by the Board to be independent under the applicable rules of the SEC and NYSE. Mr. Schindler serves as chairman of the Audit Committee. The Board has determined that Messrs. Schindler and Peterson are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Among other things, the Audit Committee (i) recommends the firm to be appointed as the independent registered public accounting firm of the Company to audit the Company’s financial statements and to perform services related to the audit, (ii) reviews the scope and results of the audit with the independent registered public accounting firm, (iii) reviews the Company’s year-end operating results with management and the independent registered public accounting firm and (iv) considers the adequacy of internal accounting procedures.

The Audit Committee met 11 times during 2014. The Audit Committee operates under a written charter that was adopted by the Board and was most recently revised on March 19, 2015. The Audit Committee Charter is publicly available at our headquarters in Fort Lauderdale, Florida, and also on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews its charter for changes, as appropriate.

Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures to be within the Company’s risk tolerance. The Audit Committee establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2014, which include the balance sheets of the Company as of December 31, 2014 and 2013, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is composed of the three (3) directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under the applicable rules of the SEC and NYSE.

The Audit Committee has reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee has discussed with Plante & Moran, PLLC, our independent registered public accounting firm for 2014, the matters required to be discussed in accordance with the Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee has received written disclosures and the letter from Plante & Moran, PLLC required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Plante & Moran, PLLC its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Darryl L. Lewis	Richard D. Peterson	Ozzie A. Schindler

Compensation Committee

The Board has a separately designated Compensation Committee to assist in executive compensation matters. The Compensation Committee consists of Darryl L. Lewis, Richard D. Peterson and Michael A. Pietrangelo, each of whom was determined by the Board to be independent under the applicable rules of the SEC and NYSE. Mr. Lewis serves as chairman of the Compensation Committee. Among its duties, the Compensation Committee assists the Board in discharging its responsibilities relating to corporate goals and objectives relevant to the compensation of our executive officers, evaluating the performance of executive officers in light of those goals and objectives and determining compensation based on such evaluation.

The Compensation Committee met 15 times during 2014. The Compensation Committee operates under a written charter that was adopted by the Board and was most recently revised on March 19, 2015. The Compensation Committee Charter is publicly available at our headquarters in Fort Lauderdale, Florida, and also on our website at www.universalinsuranceholdings.com. The Compensation Committee annually reviews its charter for changes, as appropriate.

Nominating and Governance Committee

The Board has a separately designated Nominating and Governance Committee, whose members are Scott P. Callahan, Michael A. Pietrangelo and Joel M. Wilentz, M.D., each of whom was determined by the Board to be independent under the applicable rules of the SEC and NYSE. Mr. Pietrangelo serves as chairman of the Nominating and Governance Committee. The Nominating and Governance Committee (i) assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur, (ii) recommends to the Board nominees for each committee of the Board and (iii) considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

The Nominating and Governance Committee met three (3) times during 2014. The Nominating and Governance Committee operates under a written charter that was adopted by the Board and was most recently revised on March 19, 2015. The Nominating and Governance Committee Charter is publicly available at our headquarters in Fort Lauderdale, Florida, and also on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews its charter for changes, as appropriate.

Investment Committee

The Board has a separately designated Investment Committee to assist in reviewing investment strategies and transactions made in connection with the Company’s investment portfolio. The Investment Committee members are Scott P. Callahan, Sean P. Downes, Ralph J. Palmieri and Jon W. Springer. Mr. Callahan serves as chairman of the Investment Committee. The Investment Committee’s responsibilities include monitoring (i) whether the Company has adopted and adheres to a rational and prudent investment strategy, (ii) whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals, (iii) compliance with legal and regulatory requirements pertaining to investment and capital management, (iv) the competence and performance of the Company’s third-party investment advisers and (v) such other matters as the Board or the Investment Committee deems appropriate. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisers.

The Investment Committee met four (4) times during 2014. The Investment Committee operates under a written charter that was adopted by the Board and was most recently revised on March 3, 2014. The Investment Committee Charter is publicly available at our headquarters in Fort Lauderdale, Florida, and also on our website at www.universalinsuranceholdings.com. The Investment Committee annually reviews its charter for changes, as appropriate.

Compensation Committee Interlocks and Insider Participation

Darryl L. Lewis, Richard D. Peterson and Michael A. Pietrangelo served as members of the Compensation Committee during fiscal year 2014. There are no Compensation Committee interlocks (meaning that none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee).

Certain Relationships and Related-Party Transactions

Our Code of Conduct addresses related-party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. Transactions between the Company and any of our executive officers or directors, and their respective family members, require the approval of a majority of disinterested directors. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Dennis J. Downes, the father of Sean P. Downes, our Chairman, President and Chief Executive Officer, became an employee of the Company as of November 30, 2013. As Senior Vice President of Claims, Mr. Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Downes received $350,000 in salary and bonus in 2014.

On June 6, 2013, the Company entered into a Consulting Agreement with SPC Global RE Advisors LLC, pursuant to which SPC Global provides consulting services and advice to the Company in connection with reinsurance matters. Scott P. Callahan, director of the Company, is the President and Managing Member of SPC Global. Pursuant to such agreement, the Company pays SPC Global an annual retainer fee of $120,000 and SPC Global received $120,000 in retainer fees in 2014. The agreement expires on May 31, 2016.

Matthew J. Palmieri is the son of Ralph J. Palmieri, a director of the Company. Matthew Palmieri is currently employed as Senior Vice President of Blue Atlantic, an affiliate of the Company, pursuant to an Employment Agreement with Blue Atlantic dated as of December 18, 2013. Mr. Palmieri is entitled to receive an annual base salary of $350,000 and an annual bonus at the discretion of Blue Atlantic. Mr. Palmieri is entitled to participate in benefit plans generally available to Blue Atlantic employees in similar positions and in equity incentive plans available to Blue Atlantic employees, including the Omnibus Plan. Mr. Palmieri is also entitled to receive an automobile allowance and life insurance benefits. Mr. Palmieri’s employment agreement expires on December 31, 2015. Mr. Palmieri received $475,008 in salary and bonus in 2014 pursuant to his employment agreement.

Effective as of February 22, 2013, the Company entered into a Founder and Adviser Agreement with Bradley I. Meier, the former Chairman, President and Chief Executive Officer of the Company, pursuant to which Mr. Meier provided advisory and consulting services to the Company. Pursuant to such agreement, the Company paid Mr. Meier an annual base salary of $575,000 and he received health and welfare benefits, an automobile allowance and reimbursement for travel, entertainment, mobile phone and related expenses. The Company and Mr. Meier agreed to terminate the agreement effective August 1, 2014, and Mr. Meier no longer has any employment, advisory or consulting arrangement with the Company. Pursuant to the agreement and Mr. Meier’s termination arrangements, Mr. Meier received $614,904 in compensation and benefits in 2014. Mr. Meier owns all of the outstanding shares of our Series M Preferred Stock.

The Company entered into a series of repurchase transactions with Mr. Meier from April 2013 through March 2014 pursuant to which the Company repurchased shares of Common Stock from Mr. Meier, in each case at a discount from the market price of our Common Stock on the date of repurchase. Mr. Meier granted the Company a right of first refusal on any future sale or transfer for value of his shares of Common Stock to a third party through December 31, 2014. During 2014, the Company repurchased an aggregate of 1,225,000 shares of Common Stock from Mr. Meier at a total cost of $14.7 million. Mr. Meier has indicated that, as of April 6, 2015, he owns less than 1% of our outstanding Common Stock.

Compensation of Our Directors

In 2014, we paid an annual directors’ fee of $85,000, paid monthly, to each non-management director of the Company. We also paid an annual fee of $15,000, paid monthly, to the chairman of each of the Audit, Compensation and Nominating and Governance Committees. We reimburse all directors for costs and expenses for attending Board meetings. We have entered into indemnification agreements with our executive officers and directors pursuant to which we have agreed to indemnify such individuals, to the fullest extent permitted by law, for claims made against them in connection with their positions as officers, directors or agents of the Company. Directors are also entitled to receive discretionary grants of non-qualified stock options under our Omnibus Plan.

Director Summary Compensation Table

The table below summarizes the compensation paid to our non-management directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Scott P. Callahan	$85,000	$47,565 (2)	$132,565
Darryl L. Lewis	$93,583	$47,565 (2)	$141,148
Ralph J. Palmieri	$48,639	$134,424 (3)	$183,063
Richard D. Peterson	$48,639	$134,424 (3)	$183,063
Michael A. Pietrangelo	$100,000	$47,565 (2)	$147,565
Ozzie A. Schindler	$100,000	$47,565 (2)	$147,565
Joel M. Wilentz, M.D.	$85,000	$47,565 (2)	$132,565

(1)	Represents discretionary option awards, granted pursuant to the Omnibus Plan, to acquire in the aggregate,160,000 shares of Common Stock.
(2)	Award based on a grant date fair market value of $2.38.
(3)	Award based on a grant date fair market value of $4.48.

Information Concerning Executive Officers

Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position	First Year in Current Executive Position (1)
Stephen J. Donaghy	50	Chief Administrative Officer and Secretary	2013
Sean P. Downes	45	Chairman, President and Chief Executive Officer	2013
Jon W. Springer	45	Executive Vice President, Chief Operating Officer and Director	2013
Frank C. Wilcox	49	Chief Financial Officer and Principal Accounting Officer	2013

(1)	See “Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control” below for information concerning the employment terms for our executive officers.

Biographical information regarding our current executive officers is as follows.

Stephen J. Donaghy became the Secretary and Chief Administrative Officer of the Company in February 2013. In addition to serving as Chief Administrative Officer, Mr. Donaghy became Chief Marketing Officer of the Company in January 2015. Prior to taking on such roles, Mr. Donaghy served as the Company’s Executive Vice President since 2006 and Chief Information Officer since 2009. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer. Mr. Donaghy earned his undergraduate degree from Indiana University of Pennsylvania in 1986 with a major in finance, a concentration in monetary economics and a minor in accounting.

Sean P. Downes. For biographical information on Sean P. Downes, see “Biographical Information – Directors.”

Jon W. Springer. For biographical information on Jon W. Springer, see “Biographical Information – Directors.”

Frank C. Wilcox became Chief Financial Officer and Principal Accounting Officer of the Company and Chief Financial Officer of the Company’s wholly owned insurance subsidiaries in 2013. Prior to becoming Chief Financial Officer, Mr. Wilcox served as the Company’s Vice President – Finance since 2011. Prior to joining the Company, Mr. Wilcox was Director of Consolidation and SEC Reporting at Burger King Corporation from 2006 to 2011. From 2000 to 2006, he held various positions at BankUnited, including Senior Vice President and Controller. Earlier in his career, he served in various capacities within the financial services industry and gained significant experience with public company reporting and compliance matters, including acting as an auditor at a large public accounting firm. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996. Mr. Wilcox received his bachelor’s degree in accounting from Ramapo College of New Jersey in 1989.

HIGHLIGHTS OF RECENT PERFORMANCE

2014 Results

In 2014, we produced record results in a moderate-growth economy. Key business accomplishments and results for 2014 include:

•	record net income

•	record net earned premium

•	record fully diluted earnings per share

•	record stockholders’ equity

•	record dividends paid per share

•	47% Common Stock price appreciation over prior year (with 360% Common Stock price appreciation since appointment of second-generation management team in February 2013 and reflecting previously reported Common Stock share repurchases)

Our Total Shareholder Return

Since March 2013, the first full month after the appointment of our second-generation management team, our shares of Common Stock delivered a total return that significantly outperformed both the S&P 500 and the S&P 500 P&C (for property and casualty insurers within the S&P 500 Index).

Total shareholder return is the total return on common shares over a specified period, expressed as a percentage (calculated based on the change in stock price over the relevant measurement period and assuming reinvestment of dividends). Source: SNL Financial.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation program and reviews actions taken by the Company and the Compensation Committee concerning the 2014 compensation of our President and Chief Executive Officer (“Chief Executive Officer”), Executive Vice President and Chief Operating Officer (“Chief Operating Officer”), Chief Administrative Officer (“Chief Administrative Officer”) and Chief Financial Officer and Principal Accounting Officer (“Chief Financial Officer”) (collectively, the “Named Executive Officers”).

The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. The Compensation Committee also provides guidance to the Chief Executive Officer regarding his recommendations for the compensation of all other officers. In making its decisions, the Compensation Committee takes into account, among other things, the Company’s performance, shareholder alignment, individual employee performance, the Company’s executive retention needs, the recommendations of the Chief Executive Officer, the terms of applicable employment agreements with the Named Executive Officers (as discussed below) and the advice of the Compensation Committee’s independent compensation consultant.

Assessment of Compensation Policies and Practices

In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, whether the program pays our executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In conducting its evaluation, the Compensation Committee, with input from senior management, considers various aspects of our compensation program, including:

•	base salaries that are set at fixed amounts;

•	incentive bonus compensation that is tied to pre-tax income and after-tax profits, rather than sales or revenue targets that could encourage the production of unprofitable business;

•	the portion of total compensation that is linked to the Company’s long-term performance, which encourages the creation of shareholder value;

•	the practice of granting equity-based awards subject to multiyear vesting periods, which promotes decision making that is in the Company’s long-term interests; and

•	the clawback policy that provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

Subject to the terms of existing employment agreements with senior management, the Compensation Committee reviews annually the principal components of executive compensation. During 2014, management briefed both the Compensation Committee and the Board on actions management took to reduce the percentage of premium and risk that the Company cedes to reinsurers. While the Company reduced its quota share cession rate from 45% under its 2013–2014 reinsurance program to 30% under its 2014–2015 reinsurance program, which it believes will ultimately increase profitability, the totality of the Company’s negotiated arrangements in its 2014–2015 reinsurance program results in reduced catastrophe risk retention as compared to the prior reinsurance program year. The Compensation Committee considered these actions by the Company in light of the allocation of the current components of compensation, and both the Company and the Compensation Committee plan to factor the effects of the reinsurance program into their future compensation design decisions for senior management.

2014 Compensation Process

The majority of the Compensation Committee’s deliberations during 2014 focused on the terms of the expiring employment agreements for Messrs. Springer and Donaghy and the overall design of a compensation program that would reevaluate each of the components of the total compensation payable to the Company’s senior management. The Compensation Committee’s deliberations were also informed by the results of the Company’s 2014 say-on-pay proposal, in which, at our 2014 annual meeting, our shareholders approved, on an advisory basis, the compensation of our Named Executive Officers by the affirmative vote of 50.2% of the shares cast on that proposal. This approval percentage was a decline from the Company’s prior say-on-pay proposal in 2011.

During 2014, the Compensation Committee retained Pay Governance LLC as an independent compensation consultant to advise the Compensation Committee on matters affecting the Company’s compensation program for senior management. Pay Governance reports directly to the Compensation Committee and has no other relationships with the Company and provides no other services to the Company.

The Compensation Committee worked with the compensation consultant to review various alternatives for pay design and discussed these compensation alternatives with the Company’s senior management. The Company also engaged in a shareholder outreach program to solicit input on the Company’s executive compensation program, among other matters. After discussions with, and upon the recommendation to the Board by, the Chief Executive Officer, the Compensation Committee extended the expiring employment agreements of Messrs. Springer and Donaghy until the end of 2015 to give the Company time to complete its shareholder outreach efforts and to allow the Company and the Compensation Committee to formulate a revised compensation program applicable to Messrs. Downes, Springer and Donaghy. As of the date of this Proxy Statement, the Compensation Committee and senior management are still in the process of designing the new program.

In the course of its deliberations during 2014, the Compensation Committee considered market data on compensation programs and pay levels at other companies provided by its compensation consultant, but did not set pay levels for 2014 based on pay levels at competitors or based on any identified peer group of companies.

Elements of Compensation

As noted above, the compensation for each of the Named Executive Officers is largely determined by the terms of the employment agreements in place for each such officer and by periodic equity grants made to the Named Executive Officers under the terms of their agreements or to supplement the cash compensation payable pursuant to their agreements. The following table outlines the major elements of compensation in fiscal year 2014 for our Named Executive Officers:

Elements of Compensation		Description	Purpose
Short-Term Compensation	Base Salary	Fixed annual compensation under terms of existing employment agreements (see “Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control” below).	To attract and retain talent.
Performance-Based Cash Incentive

An annual opportunity with actual payouts measured as a percentage of pre-tax income or after-tax profit of the Company. In lieu of a cash incentive based on pre-tax income or after-tax profit, Mr. Wilcox is instead eligible to receive an annual discretionary bonus.

To focus management on short-term (one (1) year) financial results and to provide for qualified performance-based compensation that is deductible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Long-Term Incentive Compensation	Restricted stock grants	Restricted stock gives the holder the right to the fair market value of shares at the time of vesting and directly aligns the interests of our investors and our executives.	To retain executives and motivate them to drive increases in stock price over the vesting period of the stock grant.

Benefit Plans	401(k), Life Insurance and Medical Benefits	Standard benefit plans provided by similar companies.	To provide market-competitive benefits.

Perquisites	Auto Allowance	An allowance of up to $7,500 per year toward the acquisition or use of an automobile.	To serve as an additional employment incentive.

Employment Agreements with the Named Executive Officers

Effective February 22, 2013, the Company entered into an amended and restated employment agreement with Mr. Downes that provides the framework for his compensation with the Company through 2015. Effective February 22, 2013, the Company entered into an employment agreement with Mr. Springer that provided the framework for his compensation through the end of 2014. As noted above, by an amendment to Mr. Springer’s employment agreement dated as of December 15, 2014, the term under the agreement was extended through December 31, 2015. Effective February 22, 2013, the Company entered into an employment agreement with Mr. Donaghy that provided the framework for his compensation through the end of 2014. By an amendment to Mr. Donaghy’s employment agreement dated as of December 15, 2014, the term under the agreement was extended through December 31, 2015. Effective October 1, 2013, the Company entered into an employment agreement with Mr. Wilcox that provides a framework for his compensation through October 1, 2015. In entering into the employment agreements with our Named Executive Officers, the Company was guided by the following principles and limitations, as applicable:

Content of Each Executive’s Prior Employment Agreement. The terms of the prior employment agreements between with the Company and Messrs. Downes, Springer and Donaghy formed the basis for their current employment agreements and recognize each executive’s responsibility for diverse functions within the Company and the continued and successful development and implementation of our business strategy.

Limited Term. Given the continuing evolution of our business and the changing roles of the Named Executive Officers (particularly Messrs. Downes, Springer and Donaghy) in helping the Company to achieve its goals, each of the employment agreements with the Named Executive Officers provide for fixed terms of employment. Pending the negotiation of amended employment agreements with each of the Named Executive Officers, the employment agreements, as amended, are set to expire in 2015. In the event of non-renewal of any of the employment agreements, the Company would not be liable to pay severance to any of the Named Executive Officers at the expiration of the terms under the respective employment agreements.

Pay for Performance. The employment agreements with the Named Executive Officers, except Mr. Wilcox, contemplate that a substantial portion of each executive’s compensation is performance-based, either in the form of annual incentives based on pre-tax income or after-tax profit or through restricted stock grants whose value to the executive is directly tied to the share price of our Common Stock. A significant portion of the 2014 compensation of the Named Executive Officers, except Mr. Wilcox, was in the form of restricted stock grants, whose value to the executive has substantially increased since we entered into such employment agreements in 2013. At February 22, 2013, the effective date of employment agreements of the Named Executive Officers, except Mr. Wilcox, the market price of our Common Stock was $4.45 per share, and the market price of our Common Stock as of April 6, 2015 was $26.32 per share. In addition, as amended in December 2014, the employment agreements with Messrs. Springer and Donaghy limit the executives’ base salaries to the applicable 2014 levels. The employment agreement with Mr. Downes limits his annual base salary increase to 7.25%.

Double-Trigger Change-in-Control Protections. The employment agreements with Messrs. Downes, Springer and Donaghy provide for severance protections in the context of a change in control only if such executive’s employment is terminated without “cause” or for “good reason” following a change in control. The employment agreements with the Named Executive Officers also continue the Company’s practice of not providing tax gross-ups with respect to any “golden parachute” excise taxes. Mr. Wilcox’s employment agreement does not contain special change-in-control provisions.

2014 Compensation Under the Employment Agreements

Base Salary

The employment agreement with Mr. Downes contemplates an annual base salary increase of 7.25% for each year of the term of the agreement. Prior to the 2015 calendar year, the employment agreements with Messrs. Springer and Donaghy also provided for annual base salary increases of 7.25%. Under the amendments to their employment agreements dated December 15, 2014 and effective January 1, 2015, the base salaries of Messrs. Springer and Donaghy were frozen at the applicable 2014 levels. The employment agreement with Mr. Wilcox does not provide for any automatic increase, but instead allows the Compensation Committee to adjust Mr. Wilcox’s base salary during the term based on the recommendation of the Chief Executive Officer. The table below lists the base salaries in effect for 2014 under each of the employment agreements with the Named Executive Officers:

2014 Base Salary Under Employment Agreements
Sean P. Downes	$2,145,000
Jon W. Springer	$1,340,625
Stephen J. Donaghy	$804,375
Frank C. Wilcox	$350,000

Annual Incentive Compensation

Under their employment agreements, Messrs. Downes and Springer are each entitled to receive an annual incentive performance bonus equal to a specified percentage of the Company’s pre-tax income, and Mr. Donaghy is entitled to receive an annual incentive performance bonus equal to a specified percentage of the Company’s after-tax profit. The employment agreements with Messrs. Downes, Springer and Donaghy use pre-tax income and after-tax profit to determine annual incentive compensation because pre-tax income and after-tax profits are performance measures that we believe are necessary to operate successfully and grow the Company’s business and that are commonly used to evaluate operational success. This approach to annual incentives recognizes the central roles of Messrs. Downes, Springer and Donaghy within the Company. The annual incentive bonuses paid to Messrs. Downes, Springer and Donaghy for 2014 were $5,457,621, $3,442,263 and $1,186,645, respectively.

Long-Term Equity Incentive Compensation

In 2014, as provided under their employment agreements and pursuant to the Omnibus Plan, the Compensation Committee awarded restricted stock grants to each of Messrs. Downes, Springer and Donaghy. Mr. Downes received a grant of 500,000 restricted shares in 2014, vesting in April 2015. Mr. Springer received a grant of 250,000 restricted shares, vesting in December 2014. Mr. Donaghy received a grant of 200,000 restricted shares, with 100,000 shares vesting in December 2014 and the remaining 100,000 shares vesting in December 2015. Mr. Wilcox did not receive an additional grant in 2014, but has an outstanding award of 75,000 restricted shares, vesting in October 2015.

While the Compensation Committee also typically considers awards of stock options to the Named Executive Officers each year, the Compensation Committee determined not to grant any such stock options during 2014 pending the Compensation Committee’s development of a new compensation program for the Named Executive Officers.

Perquisites and Fringe Benefits

In 2014, Messrs. Downes, Springer, Donaghy and Wilcox received health and welfare benefits, such as group medical, group life and long-term disability coverage under their respective employment agreements. Under their employment agreements, each of Messrs. Downes, Springer and Donaghy were also entitled to an annual automobile allowance.

In addition, we believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn under their employment agreements and based on the Company’s performance (or, in Mr. Wilcox’s case, his individual performance). Accordingly, other than an employer matching contribution to the accounts of certain Named Executive Officers under the Company’s 401(k) Plan (as defined herein), which is the same matching contribution rate that the Company provides all eligible full-time employees, the Company did not offer Messrs. Downes, Springer, Donaghy or Wilcox any qualified or nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement under their employment agreements in 2014.

Advisory Votes on Compensation

The Board recognizes the fundamental interest that our shareholders have in the compensation of our executive officers. At the 2014 annual meeting, our shareholders approved our say-on-pay proposal by the affirmative vote of 50.2% of the shares cast on that proposal. While our shareholders approved the say-on-pay proposal, this level of support is a decline from the Company’s prior say-on-pay proposal in 2011. The Company has considered this result and is engaging in a shareholder outreach effort, and the Compensation Committee, in coordination with its independent compensation consultant and senior management, is undertaking a coordinated and comprehensive review of our executive compensation program. The Company has reached out to our institutional shareholders, representing in the aggregate approximately 60% of our institutional ownership at April 6, 2015, for additional input on our executive compensation program, among other matters. The following table summarizes the key points made by shareholders regarding our compensation and the actions we are taking to address those concerns.

Shareholder Feedback	Actions We Are Taking
Base salary increases should not be automatic.	We agree. The amendments to the employment agreements with Messrs. Springer and Donaghy, which are in effect for 2015, froze their base salaries at their 2014 levels. The employment agreement with Mr. Wilcox provides for a fixed base salary, subject to adjustment by the Compensation Committee on the recommendation of the Chief Executive Officer. Going forward, we expect that all of the employment agreements with the Named Executive Officers will provide for fixed base salaries, with any adjustments subject to review by the Compensation Committee.

Annual bonus metrics could be more specifically tailored to the Company’s business and better reflect the Company’s goals.	The Company and Compensation Committee are reviewing the metrics used for the annual bonuses, with a goal of formulating annual bonus metrics that best reflect the Company’s achievements.

The annual bonuses should have a performance threshold, so that performance below a certain threshold results in no bonus being paid.	We agree. The Company and the Compensation Committee are reviewing data to establish an appropriate performance threshold for annual bonuses.

Incorporate performance conditions into equity awards.	We agree. The Company and the Compensation Committee are reviewing data to establish appropriate performance conditions for equity awards.

Limit discretionary awards.	Going forward, the Compensation Committee expects to continue to make discretionary awards to deserving employees for exceptional performance.

The Company will continue to engage with our shareholders on these matters with the goal of improving shareholder value.

Tax Considerations

Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to our executive officers may be limited to the extent that it exceeds $1.0 million in any one (1) year. The Company can deduct compensation in excess of that amount if it qualifies as “performance-based compensation” under Section 162(m). For the 2014 performance bonuses of Messrs. Downes, Springer and Donaghy, as set forth in their employment agreements, to qualify as “performance-based compensation,” the performance-based formulas used to determine such bonuses must be approved by our shareholders, which approval was obtained at the 2013 annual meeting. We reserve the right to pay compensation that is not deductible. A portion of the compensation paid or awarded under the employment agreements with our Named Executive Officers is not deductible by operation of Section 162(m). For 2014, the Company paid approximately $14.7 million in compensation to Mr. Downes, approximately $8.9 million in compensation to Mr. Springer, approximately $1.9 million in compensation to Mr. Donaghy and approximately $495,000 in compensation to Mr. Wilcox under their respective employment agreements or the Omnibus Plan, as applicable, that was not deductible by operation of Section 162(m) of the Code. Such amounts include restricted stock grants vesting in 2014 that were awarded in a prior period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Darryl L. Lewis             Richard D. Peterson             Michael A. Pietrangelo

Summary Compensation Table for Fiscal Year 2014

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the Company’s last three (3) fiscal years.

Name and Principal Position	Year	Salary (1)		Bonus	Stock Awards ($)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (3)		Total ($)
Sean P. Downes,	2014		$2,154,912	—		$6,440,000		—		$5,457,621		$70,323		$14,122,856
Chairman, President	2013		$2,219,391	—		$2,440,000		$365,434		$4,289,701		$80,591		$9,395,117
and CEO	2012		$2,234,434	—		$2,190,500		$436,300		$1,709,621		$83,853		$6,654,708
Jon W. Springer, EVP, Chief Operating Officer and Director	2014 2013	$ $	1,337,139 1,397,084	— —	$ $	3,220,000 1,220,000	$	— 300,062	$ $	3,442,263 2,712,313	$ $	36,703 34,288	$ $	8,036,105 5,663,747
Stephen J. Donaghy,	2014		$802,284	—		$2,576,000		—		$1,186,645		$50,018		$4,614,947
Chief Administrative Officer	2013		$705,461	—		$488,000		$243,623		$935,108		$51,059		$2,423,251
Frank C. Wilcox,	2014		$350,000	$150,000		—		—		—		$13,000		$513,000
Chief Financial Officer	2013		$215,231	$100,000		$1,282,500		—		—		$4,622		$1,602,353

(1)	With respect to Messrs. Downes and Springer, includes amounts paid for unused vacation days.
(2)	The amounts disclosed for option awards represent the grant date fair value estimated using a Black-Scholes option pricing model utilizing the following assumptions:

Year	Expected Volatility	Expected Dividend Yield	Exercise Price	Risk Free Interest Rate (%)	Expected Term in Years
2014	—	—	—	—	—
2013	34.74%	7.80%	$7.39	0.41%	2.08
2012	48.40%	11.40%	$3.51	0.62%	4.25

(3)	For further details regarding all other compensation contained in this column, see the “All Other Compensation” table below.

Salary

Salary includes wages and paid time off, such as vacation and company holidays.

Bonus

Mr. Wilcox, our Chief Financial Officer and Principal Accounting Officer, is entitled to an annual performance bonus determined at the Company’s discretion.

Option and Stock Awards

Option and stock awards are reported at grant date fair value.

Non-Equity Incentive Compensation

Per his employment agreement, Mr. Downes is entitled to an annual performance bonus equal to 3% of the pre-tax income of the Company up to $5 million and 4% of the pre-tax income of the Company in excess of $5 million. Pursuant his employment agreement, as amended, Mr. Springer is entitled to an annual performance bonus equal to 2.5% of the pre-tax income of the Company. Pursuant to his employment agreement, as amended, Mr. Donaghy is entitled to an annual performance bonus equal to 1.5% of the after-tax profit of the Company.

All Other Compensation

The following table sets forth all other compensation for the fiscal year ended December 31, 2014.

Name	Year	Insurance Premiums		Long-Term Care (3)	401(k) Match (4)	Auto Allowance and Related Expenses	Total
		Medical/ Dental (1)	Life/ Disability (2)
Sean P. Downes	2014	$19,904	$10,251	$20,706	$13,000	$6,462	$70,323
	2013	$18,437	$9,129	$32,775	$12,750	$7,500	$80,591
	2012	$17,449	$9,129	$32,775	$17,000	$7,500	$83,853
Jon W. Springer	2014	$454	$2,045	$14,004	$13,000	$7,200	$36,703
	2013	$454	$1,469	$12,415	$12,750	$7,200	$34,288
Stephen J. Donaghy	2014	$16,751	$3,217	$13,246	$10,804	$6,000	$50,018
	2013	$16,648	$2,415	$13,246	$12,750	$6,000	$51,059
Frank C. Wilcox	2014	—	—	—	$13,000	—	$13,000
	2013	—	—	—	$4,622	—	$4,622

(1)	We paid medical and dental insurance premiums for our Named Executive Officers, except Mr. Wilcox, for coverage not provided to all employees.
(2)	We paid life insurance premiums for our Named Executive Officers, except Mr. Wilcox, for coverage not provided to all employees.
(3)	We provided long-term care insurance premiums for our Named Executive Officers, except Mr. Wilcox, for coverage not provided to all employees.
(4)	We matched employee contributions to the 401(k) accounts of our Named Executive Officers subject to limitations of the 401(k) Plan (as defined below).

Grants of Plan-Based Awards for Fiscal Year 2014

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the fiscal year ended December 31, 2014.

Name	Grant Date	Date Award Approved by Comp. Committee (if Different from Grant Date)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Sean P. Downes	4/1/2014	3/3/2014	500,000	$6,440,000
Jon W. Springer	4/1/2014	3/3/2014	250,000	$3,220,000
Stephen J. Donaghy	4/1/2014	3/3/2014	200,000	$2,576,000
Frank C. Wilcox	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2014

The following table sets forth certain information with respect to the Named Executive Officers concerning unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2014.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sean P. Downes	250,000	—	$3.51	9/4/2019	—	—
	—	300,000	$8.01	11/12/2020	—	—
	—	—	—	—	500,000	$10,225,000
Jon W. Springer	33,333	66,667	$4.51	3/12/2018	—	—
	100,000	200,000	$7.33	7/8/2018	—	—
Stephen J. Donaghy	30,000	—	$4.70	6/23/2018	—	—
	—	200,000	$8.01	11/12/2020	—	—
	—	—	—	—	100,000	$2,045,000
Frank C. Wilcox	—	—	—	—	75,000	$1,533,750

(1)	The option held by Mr. Downes for 300,000 shares of Common Stock will vest in three (3) equal tranches on November 12, 2016, November 12, 2017 and November 12, 2018. The option held by Mr. Springer for 66,667 shares of Common Stock vested or will vest in three (3) equal tranches on March 12, 2014, March 12, 2015 and March 12, 2016. The option held by Mr. Springer for 200,000 shares of Common Stock vested or will vest in two (2) equal tranches on July 8, 2015 and July 8, 2016. The option held by Mr. Donaghy for 200,000 shares of Common Stock will vest in three equal (3) tranches on November 12, 2016, November 12, 2017 and November 12, 2018.
(2)	The 500,000 restricted shares of Common Stock held by Mr. Downes vested on April 7, 2015. The 100,000 restricted shares of Common Stock held by Mr. Donaghy will vest on December 31, 2015. The 75,000 restricted shares of Common Stock held by Mr. Wilcox will vest on October 1, 2015.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the Named Executive Officers concerning options exercised and stock vested during the fiscal year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean P. Downes	1,050,000	$10,297,000	1,100,000	$15,641,000
Jon W. Springer	—	—	500,000	$8,412,500
Stephen J. Donaghy	—	—	200,000	$3,365,000
Frank C. Wilcox	—	—	75,000	$931,500

Pension Benefits

The Company does not provide any employees with a defined benefit pension plan. The Company supports the “Universal Property & Casualty 401(k) Profit Sharing Plan and Trust” (“401(k) Plan”). The Company makes a matching contribution in cash to the accounts of the participants equal to 100% of the employee’s deferral up to 5% of that employee’s compensation subject to limitations of the 401(k) Plan.

Non-Qualified Deferred Compensation

The Company does not provide any employees with any non-qualified deferred compensation plans.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the fiscal year ended December 31, 2014.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1)
Equity compensation plans approved by security holders	2,405,000	$6.99	3,664,024

(1)	Includes a reduction in the amount of 500,000 shares of restricted Common Stock granted to the Chief Executive Officer in 2015 under his employment agreement.

Employment Agreements and Potential Payments Upon Termination of Employment or Change in Control

The following summaries describe the employment agreements with Messrs. Downes, Springer, Donaghy and Wilcox and sets forth potential amounts payable to each Named Executive Officer upon termination of employment or a change in control under such agreements.

Employment Agreement with Mr. Downes

On February 22, 2013, the Company entered into the current employment agreement with Mr. Downes in connection with his appointment as our President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Downes was entitled to receive an annual base salary of $2,145,000 in 2014, which amount increased by 7.25% on January 1, 2015. Mr. Downes is also entitled to receive an annual performance bonus of 3% of the Company’s pre-tax income up to $5 million and 4% of the Company’s pre-tax income over $5 million, computed as of December 31 of each year. Mr. Downes is also entitled to receive a total of 1,500,000 restricted shares of Common Stock in three (3) separate grants. The shares have vested or will vest over a period of three (3) years, with 500,000 of such shares being subject to the achievement of performance-based vesting standards. Mr. Downes’ receipt of such shares is subject to his continued employment through the applicable grant date and vesting date.

Mr. Downes is entitled to participate in the Company’s health and welfare benefit plans generally available to Company employees in similar positions and in the Company’s equity incentive plans at the discretion of Board, based upon the recommendation of the Compensation Committee. The Company also pays annual premiums for Mr. Downes’ term life insurance policy in the amount of $1 million.

In the event of a change in control of the Company during the term of his employment agreement, and Mr. Downes is involuntarily terminated without cause or resigns for good reason within 24 months after such change in control, the Company will be obligated to pay Mr. Downes a lump-sum cash amount equal to 48 months’ base salary, plus two (2) times any bonus paid for the preceding fiscal year. Such amounts are subject to adjustment pursuant to certain sections of the Code. Further, in the event of a change in control, all options held by Mr. Downes vest and become immediately exercisable.

Mr. Downes’ employment agreement contains noncompete, nonsolicitation and confidentiality provisions and expires on December 31, 2015.

Employment Agreement with Mr. Springer

The Company entered into the current employment agreement with Mr. Springer in connection with his appointment as Executive Vice President and Chief Operating Officer. Mr. Springer’s employment agreement is effective as of February 22, 2013 and was amended on December 15, 2014. Pursuant to the employment agreement, Mr. Springer is entitled to receive an annual base salary of $1,340,625, which amount has been frozen for 2015 under the December 15, 2014 amendment. Mr. Springer is also entitled to receive an annual performance bonus of 2.5% of the Company’s pre-tax income, computed as of December 31 of each year.

Mr. Springer received a total of 500,000 restricted shares of Common Stock in two (2) separate grants. The shares vested over a period of eight (8) to 12 months from the applicable grant date. Mr. Springer’s receipt of such shares was subject to his continued employment through the applicable grant date and vesting date. The final restricted stock grant under Mr. Springer’s employment agreement vested on December 31, 2014. Under the December 15, 2014 amendment to his employment agreement, for 2015, Mr. Springer is eligible to receive an equity grant in the discretion of the Compensation Committee. Mr. Springer is entitled to participate in the Company’s benefit plans generally available to Company employees in similar positions and in the Company’s equity incentive plans at the discretion of the Compensation Committee. Pursuant to his employment agreement, the Company pays annual premiums for Mr. Springer’s term life insurance policy in the amount of $1 million.

In the event that the Company terminates Mr. Springer’s employment without cause or if Mr. Springer voluntarily terminates his employment for good reason, Mr. Springer is entitled to receive a lump-sum cash payment equal to his base salary for a period of 12 months and certain other payments, provided that Mr. Springer executes a valid and irrevocable release agreement in favor of the Company and he is not in breach of certain provisions of his employment agreement. All restricted stock awards held by Mr. Springer will become fully vested immediately prior to the applicable date of termination without cause or voluntary termination for good reason.

If Mr. Springer dies during the term of his employment agreement (as extended by the December 15, 2014 amendment), the Company will pay to Mr. Springer’s estate, among other payments, a lump-sum cash payment equal to Mr. Springer’s ending base salary for the lesser of (i) one (1) year from the date of death or (ii) the remaining term of the employment agreement, and any employee benefits to which Mr. Springer may be entitled pursuant to the Company’s employee benefit plans through such period. If, during the term of his employment agreement, Mr. Springer becomes disabled, then the Company may suspend the officership but Mr. Springer shall remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one (1) year from the date of such suspension or (ii) the remaining term of the employment agreement.

In the event of a change in control of the Company during the term of his employment agreement (as extended by the December 15, 2014 amendment), and Mr. Springer is involuntarily terminated without cause or resigns for good reason within 24 months after such change in control, the Company will be obligated to pay Mr. Springer a lump sum cash amount equal to 48 months’ base salary, plus two (2) times any bonuses paid for the preceding fiscal year. Such amounts are subject to adjustment pursuant to certain sections of the Code. Further, in the event of a change in control, all options held by Mr. Springer shall vest and become immediately exercisable.

Mr. Springer’s employment agreement contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions and expires on December 31, 2015 (pursuant to the December 15, 2014 amendment).

Employment Agreement with Mr. Donaghy

The Company entered into the current employment agreement with Mr. Donaghy in connection with his appointment as Chief Administrative Officer. Mr. Donaghy’s employment agreement is effective as of February 22, 2013, and like Mr. Springer’s employment agreement, Mr. Donaghy’s employment agreement was amended on December 15, 2014. Pursuant to his employment agreement, Mr. Donaghy is entitled to receive an annual base salary of $804,375, which amount has been frozen for 2015 under the December 15, 2014 amendment. Mr. Donaghy is also entitled to receive an annual performance bonus of 1.5% of the Company’s after-tax profit, computed as of December 31 of each year.

Mr. Donaghy is entitled to receive a total of 300,000 restricted shares of Common Stock in two (2) separate grants. The shares have vested or will vest over a period of eight (8) to 20 months from the applicable grant date, with the final tranche of shares vesting on December 31, 2015. Mr. Donaghy’s receipt of such shares is subject to his continued employment through the applicable grant date and vesting date. Under the December 15, 2014 amendment to his employment agreement, for 2015, Mr. Donaghy is eligible to receive an equity grant in the discretion of the Compensation Committee. Mr. Donaghy is entitled to participate in the Company’s benefit plans generally available to Company employees in similar positions and in the Company’s equity incentive plans at the discretion of the Compensation Committee. Pursuant to the employment agreement, the Company pays annual premiums for Mr. Donaghy’s term life insurance policy in the amount of $1 million.

If the Company terminates Mr. Donaghy’s employment without cause or if Mr. Donaghy terminates his employment for good reason, Mr. Donaghy will also be entitled to receive a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his employment agreement, provided that Mr. Donaghy executes a release agreement in favor of the Company and is not in breach of certain provisions of his employment agreement.

In the event of a change in control of the Company during the term of his employment agreement (as extended by the December 15, 2014 amendment), and Mr. Donaghy is involuntarily terminated without cause or resigns for good reason within 24 months after such change in control, the Company will be obligated to pay Mr. Donaghy a lump-sum cash amount equal to 48 months’ base salary. Such amounts are subject to adjustment pursuant to certain sections of the Code. Further, in the event of a change in control, all options held by Mr. Donaghy shall vest and become immediately exercisable.

Mr. Donaghy’s employment agreement includes noncompete, nondisparagement, nonsolicitation and confidentiality restrictions and expires on December 31, 2015 (pursuant to the December 15, 2014 amendment).

Employment Agreement with Mr. Wilcox

The employment agreement with Mr. Wilcox is effective as of October 1, 2013 and provides that Mr. Wilcox will serve as the Company’s Chief Financial Officer and Principal Accounting Officer. Pursuant to his employment agreement, Mr. Wilcox is entitled to receive an annual base salary of $350,000. Mr. Wilcox may also receive an annual performance bonus as determined by the Compensation Committee in its sole discretion.

Mr. Wilcox is entitled to participate in the Company’s benefit plans generally available to Company employees in similar positions and in the Company’s equity incentive plans at the discretion of the Compensation Committee.

Mr. Wilcox’s employment agreement contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions and expires on October 1, 2015.

Potential Payments Upon Termination or Change in Control

The following table presents the potential payments to which our Named Executive Officers would be entitled under their respective employment agreements and assumes that the triggering event took place on December 31, 2014.

Name	Benefit	Upon Termination Without Cause or for Good Reason	Upon Change in Control (3)	Upon Death (4)	Upon Disability (5)
Sean P. Downes	Base Salary	—	$8,580,000	$2,145,000	$2,145,000
	Bonus (1)	—	$10,915,242	$5,457,621	$5,457,621
	Unpaid Vacation	$214,500	—	—	—
	Equity Compensation (2)	—	$13,957,000	—	$10,225,000
	Other Post-Employment Obligations	—	—	—	$70,323
	Reduction Pursuant to Section 280G of the Code	—	($7,835,580)	—	—
Jon W. Springer	Base Salary	$1,340,625	$5,362,500	$1,340,625	$1,340,625
	Bonus (1)	$3,442,263	$6,884,526	$3,442,263	$3,442,263
	Unpaid Vacation	$136,641	—	—	—
	Equity Compensation (2)	—	$3,686,672	—	—
	Other Post-Employment Obligations	$19,253	—	—	$36,703
	Reduction Pursuant to Section 280G of the Code	—	($7,481,899)	—	—
Stephen J. Donaghy	Base Salary	$804,375	$1,608,750	—	—
	Equity Compensation (2)	—	$2,488,000	—	—
	Reduction Pursuant to Section 280G of the Code	—	—	—	—
Frank C. Wilcox	Base Salary	$262,500	—	—	—
	Equity Compensation (2)	$1,533,750	$1,533,750	—	—
	Reduction Pursuant to Section 280G of the Code	—	—	—	—

(1)	Bonus calculations are based upon 2014 pretax income of the Company with respect to Messrs. Downes and Springer.
(2)	Includes the “intrinsic value” as of December 31, 2014 (that is, the value based upon the last reported sales price of our Common Stock on the NYSE on December 31, 2014 ($20.45) and, in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment, death, disability or a change in control assuming the awards are not assumed or substituted. Amounts do not include the value of any vested shares or exercisable stock options. These equity awards, because they are fully vested or exercisable as applicable, would not be accelerated upon a given triggering event. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2014, see “Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2014” above.
(3)	With respect to Messrs. Downes and Springer, the amounts represent the sum of (i) 48 months’ base salary, plus (ii) two (2) years of incentive bonus payments, and (iii) the intrinsic value of equity awards that would vest upon a change in control, and taking into account reductions pursuant to Section 280G of the Code. With respect to Mr. Donaghy, the amounts represent the sum of (i) 24 months’ base salary plus (ii) the intrinsic value of equity awards that would vest upon a change in control. With respect to Mr. Wilcox, the amount represents the intrinsic value of equity awards that would vest upon a change in control.
(4)	With respect to Messrs. Downes and Springer, the amounts represent the salary and incentive bonus that each officer otherwise would have received for a period that is the lesser of one (1) year or the remaining term of the executive’s respective employment agreement.

(5)	With respect to Messrs. Downes and Springer, the amounts represent the salary, incentive bonus, equity compensation and fringe benefits that each officer otherwise would have received for a period that is the lesser of one (1) year or the remaining term of the executive’s respective employment agreement. Fringe benefits estimates are based upon the cost of 2014 fringe benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following tables set forth certain information as of April 6, 2015 relating to the beneficial ownership of the Series M Preferred Stock, Series A Preferred Stock and Common Stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of the Common Stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Except as otherwise indicated, to our knowledge, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

Ownership of Series M Preferred Stock

As of April 6, 2015, the following table sets forth information regarding the number and percentage of shares of Series M Preferred Stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the outstanding Series M Preferred Stock. The holder of all Series M Preferred Stock is neither a director nor a Named Executive Officer.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Bradley I. Meier	2,000	100%

(1)	The mailing address of Mr. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

Ownership of Series A Preferred Stock

As of April 6, 2015, the following table sets forth information regarding the number and percentage of shares of Series A Preferred Stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of the outstanding Series A Preferred Stock. The holder of all Series A Preferred Stock is neither a director nor a Named Executive Officer.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

Ownership of Common Stock

As of April 6, 2015, the following table sets forth information regarding the number and percentage of shares of Common Stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control over 5% or more of our Common Stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)

Beneficial Owners of More than 5% of Our Common Stock
BlackRock, Inc. (4)	2,273,983	6.3%
AGI Advisers (5)	2,023,069	5.6%
Dimensional Fund Advisors LP (6)	1,789,044	5.0%

Executive Officers and Directors
Sean P. Downes	2,124,361	5.9%
Stephen J. Donaghy (7)	499,537	1.4%
Jon W. Springer (8)	452,612	1.3%
Joel M. Wilentz, M.D. (9)	310,538	*
Michael A. Pietrangelo (10)	201,248	*
Frank C. Wilcox	123,487	*
Ozzie A. Schindler (11)	80,000	*
Scott P. Callahan (12)	25,000	*
Darryl L. Lewis (13)	21,325	*
Ralph J. Palmieri	1,500	*
Richard D. Peterson	780	*
Executive officers and directors as a group (11 people) (14)	3,840,388	10.6%

(1)	Unless otherwise indicated, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.
(2)	A person is deemed to be the beneficial owner of Common Stock that can be acquired by such person within 60 days from April 6, 2015, upon the exercise of stock options or conversion of Series A Preferred Stock or Series M Preferred Stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options, Series A Preferred Stock and Series M Preferred Stock that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from April 6, 2015, have been exercised or converted.
(3)	Asterisks represent percentage holdings below 1.0%.
(4)	Based solely on a Schedule 13G filed with the SEC on February 2, 2015 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 2,216,024 shares and sole dispositive power as to 2,273,983 shares and listed its address as 55 East 52nd Street, New York, NY 10022.
(5)	Based solely on a Schedule 13G filed with the SEC on February 13, 2015 by Allianz Global Investors U.S. Holdings LLC and NFJ Investment Group LLC (collectively, the “AGI Advisers”). At that time, Allianz Global Investors U.S. Holdings LLC reported that (i) Allianz Global Investors GmbH had sole voting power as to 36,938 shares and sole dispositive power as to 36,938 shares and (ii) Allianz Global Investors U.S. LLC had sole dispositive power as to 19,345 shares. Allianz Global Investors U.S. Holdings LLC listed its address as 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Also at that time, NFJ Investment Group LLC reported sole voting power as to 1,966,786 shares and sole dispositive power as to 1,966,786 shares and listed its address as 2100 Ross Avenue, Suite 700, Dallas, TX 75201. See the Schedule 13G filed by AGI Advisers for certain disclaimers of beneficial ownership.
(6)	Based solely on a Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP. At that time, Dimensional Fund Advisors LP reported sole voting power as to 1,692,127 shares and sole dispositive power as to 1,789,044 shares and listed its address as Building One, 6300 Bee Cave Road, Austin, TX 78746. See the Schedule 13G filed by Dimensional Fund Advisors LP for certain disclaimers of beneficial ownership.
(7)	Includes an option held by Mr. Donaghy to purchase 30,000 shares of Common Stock.
(8)	Includes an option held by Mr. Springer to purchase 33,333 shares of Common Stock.
(9)	Includes options held by Dr. Wilentz to purchase an aggregate of 65,000 shares of Common Stock.
(10)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 110,000 shares of Common Stock.
(11)	Includes an option held by Mr. Schindler to purchase 20,000 shares of Common Stock.
(12)	Includes an option held by Mr. Callahan to purchase 20,000 shares of Common Stock.
(13)	Includes an option held by Mr. Lewis to purchase 20,000 shares of Common Stock.
(14)	See footnotes (2), (7)–(13) above.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Audit Committee recommended and the Board approved the appointment of the accounting firm Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year 2015, subject to shareholder ratification. Plante & Moran, PLLC and its predecessors audited the Company’s financial statements for the fiscal years ended December  31, 2004 through 2014.

Audit Fees

Audit fees paid to Plante & Moran, PLLC for the fiscal years ended December 31, 2014 and 2013 were $658,000 and $677,700, respectively.

Audit-Related Fees

Audit-related fees paid to Plante & Moran, PLLC for the fiscal years ended December 31, 2014 and 2013 were $0.

Tax Fees

Tax fees paid to Plante & Moran, PLLC for each of the fiscal years ended December  31, 2014 and 2013 were $52,000 and $51,000, respectively.

All Other Fees

There were no other fees for products and services provided by Plante & Moran, PLLC for the fiscal years ended December 31, 2014, and 2013.

Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services of the Independent Auditor

All audit-related services must be preapproved by the Audit Committee, which concluded that the provision of such services by Plante & Moran, PLLC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Board has appointed Plante & Moran, PLLC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of Plante & Moran, PLLC have been invited to attend the meeting. If representatives of Plante & Moran, PLLC attend the meeting, such representatives will have the opportunity to make a statement and will be available to answer shareholder questions.

The Board unanimously recommends a vote for the ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the fiscal year ended December 31, 2014, accompanies this Proxy Statement. Upon written request, we will provide to any shareholder, free of charge, a copy of our Annual Report on Form 10-K, without exhibits, as filed with the SEC. Requests for copies of the Annual Report on Form 10-K should be directed to Frank C. Wilcox, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders (collectively, “Reporting Persons”) are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on the review of copies of Forms 3, 4 and 5 provided to us and written representations by the Reporting Persons, we believe that, for the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to the Reporting Persons were met, except that, in December 2014, directors Ralph L. Palmieri and Richard D. Peterson each received a stock option grant from the Company as part of their annual director compensation and the Forms 4 reporting these grants were not timely filed due to administrative error. Mr. Peterson’s grant was reported on a Form 5 filed on February 3, 2015, and Mr. Palmieri’s grant was reported on a Form 5 filed on February 5, 2015.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2016 annual meeting must be received by the Company no later than December 16, 2015 to be considered for inclusion in the proxy statement for fiscal year 2015 relating to such meeting.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this Proxy Statement, the Annual Report and the Notice of 2015 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies of this Proxy Statement. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement, the Annual Report or the Notice of 2015 Annual Meeting of Shareholders to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Frank C. Wilcox, 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of proxy statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

OTHER MATTERS

The Company knows of no business that will be presented for action at the meeting other than those matters referred to herein. If other matters do come before the meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Donaghy, Secretary April 15, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK « « « EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

UNIVERSAL INSURANCE HOLDINGS, INC. 1110 WEST COMMERCIAL BLVD. FORT LAUDERDALE, FL 33309 ATTN: FRANK WILCOX

Your phone or Internet vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 3, 2015.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲  FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED  ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2.

		FOR	AGAINST	ABSTAIN

1.     Proposal 1: Election of nine directors for a term ending in 2016.

Nominees:

(01)  Scott P. Callahan,

(02)  Sean P. Downes,

(03)  Darryl L. Lewis,

(04)  Ralph J. Palmieri,

(05)  Richard D. Peterson,

(06)  Michael A. Pietrangelo,

(07)  Ozzie A. Schindler,

(08)  Jon W. Springer and

(09)  Joel M. Wilentz, M.D.

FOR (check this box to vote for all nominees except as marked below) ☐	WITHHELD (check this box to withhold votes for all nominees) ☐

2.     Proposal 2: Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

Change of Address or Comments Mark Here

		☐ ☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line below.)		COMPANY ID: PROXY NUMBER:

ACCOUNT NUMBER:

Signature of Shareholder	Signature of Additional Shareholder(s)	Date	, 2015.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held June 4, 2015.

The 2015 Proxy Statement and the 2014 Annual Report to Shareholders are available at:

http://www.cstproxy.com/universalinsuranceholdings/2015

▲  FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED  ▲

REVOCABLE PROXY FOR HOLDERS OF COMMON STOCK, SERIES A PREFERRED STOCK

AND SERIES M PREFERRED STOCK

UNIVERSAL INSURANCE HOLDINGS, INC.

Annual Meeting of Shareholders on June 4, 2015

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frank C. Wilcox, with full power of substitution, as the lawful proxy of the undersigned and hereby authorizes him to represent and to vote as designated below all shares of common stock, Series A preferred stock and Series M preferred stock of Universal Insurance Holdings, Inc. (“Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., Eastern Daylight Time, on June 4, 2015 at the Hotel Monaco, 620 William Penn Place, Pittsburgh, Pennsylvania, 15219, and at any adjournment thereof. Holders of common stock, Series A preferred stock and Series M preferred stock are entitled to one vote per share.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR all director nominees set forth in Proposal 1 and FOR the matter set forth in Proposal 2.

Whether or not you plan to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

(Continued, and to be marked, dated and signed, on the other side)